THE SOMERSET GROUP, INC.        CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
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
                                                    	June 30, 	 December 31,
ASSETS                                                	1999         		1998
Current assets
  Cash and cash equivalents                         	 $677,000   		 $526,000
  Short term investments	                            2,476,000  		 3,713,000
  Trade accounts, notes and other receivables, net 	 2,323,000  		 1,888,000
  Prepaid expenses	                                     90,000     		 87,000
                                                     ---------     ---------
    Total current assets	                            5,566,000  		 6,214,000
Investments
  First Indiana Corporation (Fair value of
    $58,962,000 and $55,200,000) 	                  36,756,000 		 36,104,000

Office furniture and equipment	                      1,454,000  		 1,169,000
  Less accumulated depreciation	                       809,000    		 712,000
                                                      --------      --------
	                                                      645,000    		 457,000
Other assets
  Notes receivable, net                               	 25,000    		 240,000
  Goodwill, net of accumulated amortization        	 1,169,000  		 1,074,000
  Other	                                               516,000    		 684,000
                                                     ---------     ---------
	                                                    1,710,000  		 1,998,000

Total Assets	                                      $44,677,000 	 $44,773,000
                                                    ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Trade accounts payable	                             $169,000    		 $97,000
  Accrued compensation	                                421,000    		 194,000
  Taxes, other than income taxes                        17,000     		 33,000
  Income taxes	                                        171,000     		 30,000
  Other accrued expenses	                              119,000     		 65,000
                                                       -------       -------
    Total current liabilities	                         897,000    		 419,000

Deferred income taxes	                               9,150,000  		 8,891,000

Shareholders' equity
  Common stock without par value, stated
  value of $.64. Authorized, 4,000,000 shares;
  issued and outstanding 2,909,214 shares          	 1,862,000  		 1,862,000
  Capital in excess of stated value	                 3,357,000  		 3,599,000
  Accumulated other comprehensive income (loss)	       (34,000)   		 (19,000)
  Retained earnings	                                31,510,000 		 30,359,000
                                                    ----------    ----------
	                                                   36,695,000 		 35,801,000
   Less 124,118 and 17,317 treasury shares,at cost	 (2,065,000) 		  (338,000)
                                                    ----------    ----------
    Total shareholders' equity	                     34,630,000 		 35,463,000
Total Liabilities and Shareholders' Equity	        $44,677,000 		$44,773,000
                                                    ==========    ==========
                                                       -3-
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See accompanying Notes to Condensed Consolidated Financial Statements.